Exhibit 99.1
NEWS RELEASE
CB&I (Chicago Bridge & Iron Company N.V. )

For Immediate Release:	For Further Information Contact:
Oct. 11, 2005	Media: Bruce Steimle +1 832 513 1111
Analysts: Marty Spake +1 832 513 1245
RICHARD E. GOODRICH ANNOUNCES RETIREMENT FROM CB&I;
CONTINUES AS CONSULTANT; RICHARD A. BYERS NAMED ACTING CFO
THE WOODLANDS, Texas — Richard E. Goodrich, 61, has resigned as Executive Vice President and Chief Financial Officer of CB&I (NYSE: CBI) effective Oct. 8, 2005. He will remain with the Company as an employee in an active role, focusing on mergers, acquisitions and other growth opportunities, until his retirement in February 2006. Richard A. Byers, currently Vice President and Treasurer, has been appointed to serve as acting CFO.
Goodrich joined CB&I in 1998 and was named Chief Financial Officer in July 2001. He will continue to serve the Company in a consulting capacity following his retirement.
“Rich Goodrich has played a major role in our growth and financial stability over the past seven years,” said Gerald M. Glenn, CB&I’s Chairman, President and CEO. “We will continue to benefit from his experience and counsel during his transition into retirement and follow-on consulting services in the area of corporate growth and expansion. Meanwhile, Rich Byers brings previous experience as a CFO to his new position, helping to ensure a smooth transition.”
Byers, 58, has more than 25 years of finance and accounting experience in the engineering and construction industry. He joined CB&I in November 2003 as Vice President and Treasurer. He served previously as Chief Financial Officer of Pitt-Des Moines, Inc. from 1987 until the company was sold in 2002.
CB&I is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
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